Exhibit 99(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 25, 2014 with respect to the financial statements of AllianceBernstein Discovery Growth Fund, Inc. for the fiscal year ended July 31, 2014, which is incorporated by reference in this Post-Effective Amendment No. 156 to the Registration Statement (Form N-1A No. 2-10768) of AllianceBernstein Discovery Growth Fund, Inc.


                                                          /s/ ERNST & YOUNG LLP


New York, New York
October 27, 2014